Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES ANNOUNCES APPOINTMENT OF JACK STARK AS PRESIDENT AND CHIEF OPERATING OFFICER

OKLAHOMA CITY, September 17, 2014 /PRNewswire/ — Continental Resources, Inc. (“Continental” or the “Company”) (NYSE: CLR) announced today that Jack Stark has been appointed President and Chief Operating Officer by the Company’s Board of Directors. Stark joined the Company in 1992 and has served as Continental’s Senior Vice President of Exploration since 1998.

“Jack is a great team leader whose geological contributions have been a key component of Continental’s success over the past 22 years,” said Harold Hamm, Chairman and Chief Executive Officer. “He is highly regarded as a pioneer in unlocking unconventional resources in the Rockies, the Bakken, and most recently the SCOOP play in Oklahoma. He has the respect and trust of the entire Continental team. This new role will expand his operational leadership, positioning him to continue playing a critical role in leading Continental as we execute ahead of schedule on our five year plan, and develop our deep inventory into the future.”

Mr. Stark joined Continental in 1992 and brings more than 30 years of industry experience to his new position. He is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society and Oklahoma Geological Society. Mr. Stark holds a master’s degree in geology from Colorado State University.

“I am honored to serve as President and COO of Continental Resources,” Mr. Stark said. “I have the utmost respect and confidence in Continental’s management team and our most important asset, our people. Our exploration and operational expertise, combined with our world class assets will allow us to continue to deliver exceptional results. It has been my pleasure to participate in the tremendous growth of our Company over the last 22 years, and the best is yet to come.”

About Continental

Continental Resources (NYSE: CLR) is a Top 10 independent oil producer in the United States. Based in Oklahoma City, Continental is the largest leaseholder and producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has significant positions in Oklahoma, including its recently discovered SCOOP play and the Northwest Cana play. With a focus on the exploration and production of oil, Continental is on a mission to unlock the technology and resources vital to American energy independence. In 2014, the Company will celebrate 47 years of operation. For more information, please visit www.CLR.com.

Investor Contact:	Media Contact:
John Kilgallon	Kristin Miskovsky
Vice President, Investor Relations	Vice President, Public Relations
405-234-9330	405-234-9480
John.Kilgallon@CLR.com	Kristin.Miskovsky@CLR.com